Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:  January 27, 2021

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and Chief Executive Officer	Treasurer and Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

ANNOUNCES FIRST QUARTER 2021 DIVIDEND AND

REPORTS FOURTH QUARTER AND ANNUAL 2020 FINANCIAL RESULTS

Dunmore, PA – Fidelity D & D Bancorp, Inc.  (NASDAQ: FDBC) and its banking subsidiary The Fidelity Deposit and Discount Bank,  announced its most recent dividend declaration and unaudited, consolidated financial results for the three and twelve month periods ended December 31, 2020.

Dividend Declared

The Board of Directors of Fidelity D & D Bancorp, Inc. (the “Company”) announced their declaration of the Company’s first quarter dividend of $0.30 per share to shareholders of record at the close of business on February 17, 2021 payable March 10, 2021.

Unaudited Financial Information

Net income for the quarter ended December 31, 2020 was  $5.2 million,  or $1.03 diluted earnings per share,  compared to $2.7 million, or $0.71 diluted earnings per share, for the quarter ended December 31, 2019.  The $2.5 million, or 91%, improvement in net income resulted from a  $4.8 million increase in net interest income and $2.2 million in additional non-interest income partially offset by an increase of $3.2 million in non-interest expenses and a $1.3 million increase in the provision for loan losses.    Fourth quarter diluted earnings per share increased by $0.32 per share, or 45%, due to the higher net income.

Excluding merger-related expenses, adjusted net income would have been $5.2 million for the fourth quarter of 2020, or $1.03 diluted earnings per share, compared to $3.1 million, or $0.81 diluted earnings per share, for the fourth quarter of 2019.  For more detail on adjusted net income which is a non-GAAP measurement, refer to the “Non-GAAP Measures” table within the Selected Financial Ratios and Other Data section.

“Fidelity Bank is very pleased with the 2020 financial results during the many challenges of the pandemic. We have achieved record results and increased our already strong capital position. During the year we successfully executed the acquisition of MNB Corporation,” stated Daniel J. Santaniello, President and Chief Executive Officer. “During the second half of 2020, the benefits of the MNB Corporation merger and acquisition were realized. The continued growth in loans, deposits, and non-interest income, while effectively managing expenses, reflects the Fidelity Bankers’ commitment to building relationships and partnering with our clients to achieve mutual financial success.”

Net income recorded for the year ended December 31, 2020 was  $13.0 million, or $2.82 diluted earnings per share, compared to  $11.6 million, or $3.03 diluted earnings per share, for the same 2019 period.  Diluted earnings per share decreased $0.21 year-over-year due to the increase in average shares outstanding due to the acquisition of MNB.  The $1.5 million, or 13%, increase was driven by higher net interest income and additional non-interest income which resulted in $16.9 million in total revenue growth.  Partially offsetting this growth were $11.4 million, or 42%, higher non-interest expenses combined with $4.2 million in additional provision for loan losses.

Excluding merger-related expenses of $2.0 million and an FHLB prepayment penalty of $0.4 million, net of tax, adjusted net income was $15.4 million, or $3.34 diluted earnings per share, for the year ended December 31, 2020 compared to $12.0 million, or $3.14 diluted earnings per share, for the same 2019 period.  For more detail on adjusted net income which is a non-GAAP measurement, refer to the “Non-GAAP Measures” table within the Selected Financial Ratios and Other Data section.

As previously announced, the Company acquired MNB Corporation (“MNB”) and its wholly-owned subsidiary, Merchants Bank of Bangor effective May 1, 2020.  The fair value of total assets acquired was $451 million, which included $245 million in loans.  The fair value of total liabilities assumed was $406 million, which included $395 million in deposits.  The reported results include provisional estimates of the accounting for the acquisition of MNB which are subject to revision in future periods when the application of the accounting guidance for business combinations is finalized.    Based on the closing price on April 30, 2020, the merger valuation was $45.4 million.

Response to Coronavirus Disease 2019 (COVID-19)

To address the pandemic’s economic impact on its clients, the Company provided hardship relief requested by 1,429  clients with balances totaling $202 million through June 30, 2020.  This short-term relief was offered in the form of loan forbearance or interest-only modifications.  As of December 31, 2020, there were 8 clients with COVID-19 modifications with balances totaling $2.2 million, or 0.2% of total loans.  Of these modifications, 4 clients with balances totaling $0.7 million had requested second or third deferrals.  During the fourth quarter of 2020, there were 4 additional clients that requested modifications due to COVID-19 with balances totaling $1.5 million.

The Company processed 1,551 applications providing over $159 million in loans through the Small Business Administration  (“SBA”) Paycheck Protection Program  (“PPP”) proving the Company’s commitment to support small businesses.  At December 31, 2020, the outstanding PPP loan balances totaled $132 million.  These PPP loans generated approximately $5.3 million of SBA processing fees, net of origination expenses, of which $3.1 million was earned during 2020.  The $2.2 million remaining balance is expected to continue to be earned over the remaining life of the loans.  However, the fees may be recognized upon loan forgiveness by the SBA or if paid off by the borrower.    The Company is participating in the second SBA PPP program in the first quarter of 2021.

During 2020, the Company spent $250 thousand due to the pandemic, primarily on cleaning and supplies to protect bankers and clients.

The Company began proactive initiatives in March 2020 to assist clients, Fidelity Bankers and communities impacted by the effects of the novel coronavirus pandemic.  Management activated its established pandemic contingency plan response in March 2020 to ensure business continuity while assuring the health, safety and well-being of bankers, clients and the community.  Special measures included:

•	Installing proper social distancing signs and markers, to include safety barriers for both bankers and clients that encourage proper separation as recommended by the CDC.
•	Expanding use of online, mobile, telephone banking, night drop and ATMs to meet clients’ banking needs.
•	Adding resources to the Customer Care Center to manage increased call and chat volume.
•	Activating telecommunications capabilities to enable Fidelity Bankers to work-from-home, as appropriate.
•	Providing Fidelity Bankers personal protective equipment and disinfectant supplies when working on-site.

•	Scheduling in-person meetings by appointment only, observing the guidelines of social distancing and personal safety as recommended by health and safety officials.
•	Enhancing EPA approved cleaning and disinfecting protocols implemented at all locations, including utilizing ionization machines when required.
•	Increasing the fresh air intake and using anti-viral filters in all HVAC units, above OSHA regulations.
•	Conducting meetings virtually.

Consolidated Fourth Quarter Operating Results Overview

Net interest income was $12.8 million for the fourth quarter of 2020, a 60% increase over the  $8.0 million earned for the fourth quarter of 2019.    Overall, the resulting growth rate on the average balance of interest-earning assets outpaced the growth of net interest income stemming from compression on interest rate spread throughout the year.    The $4.8 million improvement in net interest income resulted primarily from a  $659.3 million increase in average balance of interest-earning assets which offset the declining yields on these assets supplemented by lower interest expense from a decrease in rates paid on interest-bearing liabilities.  The loan portfolio had the biggest impact, producing a  $3.5 million increase in interest income from $394.2 million in higher average balances primarily from the addition of the acquired MNB loan portfolio and PPP loans.  The increase in interest income included $1.3 million from SBA fees recognized during the fourth quarter of 2020 attributable to PPP loans.  Interest income from the investment portfolio increased $0.4 million as increased average balances offset lower yields.  Interest expense was $0.9 million lower due to decreases in deposit rates and lower rates paid on a lower average balance of borrowings.  The average balance of interest-bearing deposits increased $457.1 million and the rates paid on these deposits decreased 67 basis points resulting in $0.7 million less in interest expense.  The overall cost of interest-bearing liabilities was 0.36% for the fourth quarter of 2020,  a decrease of 74 basis points over the 1.10%  paid for the fourth quarter of 2019.  The cost of funds decreased 60 basis points to 0.26% for the fourth quarter of 2020 from 0.86% for the fourth quarter of 2019.  The Company’s fully-taxable equivalent (“FTE”) (non-GAAP measurement) net interest margin decreased by 17 basis points to 3.28% for the three months ended December 31, 2020 from 3.45% for the same 2019 period.

The provision for loan losses was $1.6 million for the fourth quarter of 2020, a $1.3 million increase compared to $0.3 million for the fourth quarter of 2019.    The substantial increase in the provision compared to the quarter ended December 31, 2019 was attributed to the qualitative factor increases stemming from the public health and economic crisis caused by the COVID-19 pandemic.  This amount of provisioning reflected what management deemed necessary to maintain the allowance for loan and lease losses at an adequate level.

Total non-interest income increased $2.2 million to $4.8 million for the fourth quarter of 2020 compared to $2.6 million for the fourth quarter of 2019.   The increase in non-interest income was primarily due to $1.4 million higher gains on loan sales during the fourth quarter of 2020 compared to the same 2019 period due to increased mortgage loan activity.  The Company also recognized $0.4 million more in debit card interchange fees,  $0.2 higher loan service charges and $0.1 million in additional trust fees.

Non-interest expenses increased $3.1 million, or 45%, for the fourth quarter of 2020 to $10.2 million from $7.1 million for the same 2019  quarter.  Most of the increase was due to $1.6 million more in salaries and employee benefits due to an increase in the number of bankers post-merger.  During the fourth quarter of 2020, the Company’s donation expense increased $0.6 million primarily due to a higher amount of contributions to local education programs through the Pennsylvania Educational Improvement Tax Credit (“EITC”) program.  The Company also experienced increases of $0.6 million in premises and equipment and $0.3 million in professional fees primarily due to expenses related to the pandemic and the merger and $0.2 million from increased automated transaction processing expenses.  These increases were partially offset by $0.3 million in additional loan cost origination deferrals and a $0.2 million reduction in shares tax expense due related to the EITC donations.

Consolidated Year-To-Date Operating Results Overview

Net interest income was $44.2 million for the year ended December 31, 2020 compared to $31.7 million for the year ended December 31, 2019.  The $12.5 million, or 39%, improvement was the result of earnings from a larger average balance of interest-earning assets combined with lower interest expense from a decrease in rates paid on interest-bearing liabilities.  The loan portfolio drove the increased interest income which grew $9.8 million from higher average balances due to acquired MNB loans, PPP lending and increased mortgage origination activity.  The investment portfolio contributed $0.9 million in additional FTE income, primarily from a larger average balance of municipal securities.  On the liability side, interest expense decreased by $2.2 million due to lower rates paid on interest-bearing deposits and borrowings.  FTE net interest spread was 3.16% for 2020, or six basis points lower than the 3.22% recorded for 2019.  Over the same time period, the Company’s FTE net interest margin decreased by 22 basis points to 3.30% from 3.52%.

For the year ended December 31, 2020, the provision for loan losses was $5.3 million compared to $1.1 million for the same 2019 period.  The $4.2 million increase in the provision was attributed to the qualitative factor increases stemming from the public health and economic crisis caused by the COVID-19 pandemic.  This amount of provisioning reflected what management deemed necessary to maintain the allowance for loan and lease losses at an adequate level.

Total non-interest income for the year ended December 31, 2020 was $14.7 million, an increase of $4.5 million, or 44%, from $10.2 million for the year ended December 31, 2019.  The increase in non-interest income was comprised of the following: $2.7 million in gains on loan sales, $0.9 million in interchange fees, $0.6 million in loan service charges and $0.4 million in trust fees. These increases were partially offset by $0.2 million lower financial service fees and $0.2 million less deposit service charges.

Non-interest expenses increased to $38.3 million for the year ended December 31, 2020, an increase of $11.4 million, or 42%, from $26.9 million for the year ended December 31, 2019.  The largest driver of this increase was  $5.1 million higher salaries and employee benefits due to an increase in the number of bankers.  In addition, there was a $2.0 million increase in merger-related expenses in connection with the acquisition of MNB.  During 2020, the Company paid off FHLB advances early and incurred a $0.5 million prepayment penalty.  There was $1.5 million in additional premises and equipment expenses, $1.5 million more in professional services, $0.7 million higher advertising and marketing expenses and a $0.5 million increase in data processing expense. These increases were partially offset by a $0.7 million reduction in other expenses primarily due to higher loan origination cost deferrals from PPP lending and mortgage activity.

The provision for income taxes decreased $0.1 million in 2020 despite higher income before income taxes compared to 2019.  The decrease was due to an increase in tax-free interest income during 2020.

Consolidated Balance Sheet & Asset Quality Overview

During 2020, the Company’s total assets increased $689.6 million, or 68%, to $1.7  billion at December 31, 2020 from $1.0 billion at December 31, 2019.  This asset growth resulted primarily from the MNB merger and PPP lending.  The loan portfolio increased $394.4 million, the investment portfolio increased $207.3 million and cash and cash equivalents increased $53.7 million.  Deposit growth of $673.8 million was used to pay down borrowings and to fund loan portfolio growth.    The deposit growth includes MNB acquired deposits and relief from the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act that has not yet been utilized along with increases in personal account balances.

Total non-performing assets were $6.7 million, or 0.39% of total assets, at December 31, 2020, compared to $5.0 million, or 0.50% of total assets, at December 31, 2019.  Past due and non-accrual loans to total loans were 0.47% compared to 0.67% at December 31, 2019.  Net charge-offs to average total loans declined to 0.08% at December 31, 2020 compared to 0.15% at December 31, 2019.

Shareholders’ equity increased $59.8 million, or 56%, to $166.6 million at December 31, 2020 from $106.8 million at December 31, 2019.   The increase was primarily caused by $45.4 million in common stock issued as a result of the merger.  Net income of $13.0 million was offset by $5.4 million in cash dividends paid to shareholders resulting in a net increase to retained earnings.  An additional $5.4 million, after tax, improvement in net unrealized gains from the investment portfolio and  $1.4 million recorded from the issuance of common stock under the Company’s stock plans and stock-based compensation also contributed to the increase in shareholders' equity.   The Company remains well capitalized and is positioned for continued growth with Tier 1 capital at 8.81% of total average assets as of December 31, 2020.    Tangible book value per share was $31.72 at December 31, 2020 compared to $28.20 at December 31, 2019.

Fidelity D & D Bancorp, Inc. has built a strong history as trusted financial advisors to the clients served by The Fidelity Deposit and Discount Bank and is proud to be an active member of the community of Northeastern Pennsylvania and the Lehigh Valley.  Part of the Bank’s mission is to be a good corporate partner within its market areas by providing nearly 1,400 hours of volunteer time to non-profit organizations and has supported the community with over $1.3 million in donations through the EITC program and to Fidelity D & D Charitable Foundation along with other non-profit organizations directly within the markets served throughout 2020.  The Company serves multiple office locations in Eastern Pennsylvania providing personal and business banking products and services, including wealth management planning through fiduciary activities with the Bank’s full trust powers; as well as offering a full array of asset management services.  The Bank provides 24 hour, 7 day a week service to customers through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.  The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures to provide information useful to the reader in understanding its operating performance and trends, and to facilitate comparisons with the performance of other financial institutions. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities.  The Company’s non-GAAP financial measures and key performance indicators may differ from the non-GAAP financial measures and key performance indicators other financial institutions used to measure their performance and trends.

Non-GAAP financial measures should be supplemental to GAAP used to prepare the Company’s operating results and should not be read in isolation or relied upon as a substitute for GAAP measures.  In the event of such a disclosure or release, the Securities and Exchange Commission’s (“SEC”) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.  Reconciliations of GAAP to non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.

Management believes merger-related expenses are not standard costs necessary for operations.  These charges principally represent professional fees and system conversion and integration costs related to the transaction.  These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.  Management also believes the FHLB prepayment fee incurred to payoff FHLB advances is non-recurring and should be excluded from normal operating expenses for proper comparison.

Interest income was adjusted to recognize the income from tax exempt interest-earning assets as if the interest was taxable, fully-taxable equivalent (FTE), in order to calculate certain ratios within this document.  This treatment allows a uniform comparison among yields on interest-earning assets.  Interest income was FTE adjusted, using the corporate federal tax rate of 21% for 2020 and 2019.

Forward-looking statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

▪

the effects of economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of Coronavirus Disease 2019 (COVID-19) and responses thereto on current customers and the operations of the Company, specifically the effect of the economy on loan customers’ ability to repay loans;

▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
▪

the impact of new or changes in existing laws and regulations, including the Tax Cuts and Jobs Act and Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated there under;

▪	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
▪	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
▪	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
▪

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

▪

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

▪	technological changes;
▪

the interruption or breach in security of our information systems and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;

▪	acquisitions and integration of acquired businesses;
▪	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
▪	volatilities in the securities markets;
▪	acts of war or terrorism;
▪	disruption of credit and equity markets; and
▪	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Company cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  The Company has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	December 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$69,346	$15,663
Investment securities	392,420	185,117
Restricted investments in bank stock	2,813	4,383
Loans and leases	1,149,438	755,053
Allowance for loan losses	(14,202)	(9,747)
Premises and equipment, net	27,626	21,557
Life insurance cash surrender value	44,285	23,261
Goodwill and core deposit intangible	8,787	209
Other assets	18,997	14,431

Total assets	$1,699,510	$1,009,927

Liabilities
Non-interest-bearing deposits	$407,496	$192,023
Interest-bearing deposits	1,102,009	643,714
Total deposits	1,509,505	835,737
Short-term borrowings	-	37,839
FHLB advances	5,000	15,000
Other liabilities	18,335	14,516
Total liabilities	1,532,840	903,092

Shareholders' equity	166,670	106,835

Total liabilities and shareholders' equity	$1,699,510	$1,009,927

Average Year-To-Date Balances:	December 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$126,155	$15,364
Investment securities	280,983	185,512
Restricted investments in bank stock	3,044	4,208
Loans and leases	1,019,373	732,152
Allowance for loan losses	(11,277)	(9,686)
Premises and equipment, net	25,433	18,465
Life insurance cash surrender value	29,912	22,493
Goodwill and core deposit intangible	5,316	209
Other assets	16,726	15,835

Total assets	$1,495,665	$984,552

Liabilities
Non-interest-bearing deposits	$340,211	$195,393
Interest-bearing deposits	933,981	621,618
Total deposits	1,274,192	817,011
Short-term borrowings	49,165	35,243
FHLB advances	10,608	18,074
Other liabilities	17,765	13,517
Total liabilities	1,351,730	883,845

Shareholders' equity	143,935	100,707
Total liabilities and shareholders' equity	$1,495,665	$984,552

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019
Interest income
Loans and leases	$12,115	$8,591	$43,241	$33,441
Securities and other	1,720	1,358	6,255	5,828

Total interest income	13,835	9,949	49,496	39,269

Interest expense
Deposits	975	1,687	4,756	6,176
Borrowings and debt	39	251	555	1,378

Total interest expense	1,014	1,938	5,311	7,554

Net interest income	12,821	8,011	44,185	31,715

Provision for loan losses	(1,550)	(255)	(5,250)	(1,085)
Non-interest income	4,835	2,615	14,668	10,193
Non-interest expense	(10,230)	(7,073)	(38,319)	(26,921)

Income before income taxes	5,876	3,298	15,284	13,902

Provision for income taxes	(704)	(584)	(2,249)	(2,326)
Net income	$5,172	$2,714	$13,035	$11,576

	Three Months Ended
	Dec. 31, 2020	Sep. 30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019
Interest income
Loans and leases	$12,115	$11,994	$10,772	$8,360	$8,591
Securities and other	1,720	1,705	1,478	1,351	1,358

Total interest income	13,835	13,699	12,250	9,711	9,949

Interest expense
Deposits	975	1,070	1,195	1,516	1,687
Borrowings and debt	39	93	234	189	251

Total interest expense	1,014	1,163	1,429	1,705	1,938

Net interest income	12,821	12,536	10,821	8,006	8,011

Provision for loan losses	(1,550)	(1,500)	(1,900)	(300)	(255)
Non-interest income	4,835	4,370	2,708	2,755	2,615
Non-interest expense	(10,230)	(9,474)	(11,311)	(7,304)	(7,073)

Income before income taxes	5,876	5,932	318	3,157	3,298

Provision for income taxes	(704)	(955)	(66)	(523)	(584)
Net income	$5,172	$4,977	$252	$2,634	$2,714

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	Dec. 31, 2020	Sep. 30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019
Assets
Cash and cash equivalents	$69,346	$131,778	$264,798	$58,960	$15,663
Investment securities	392,420	340,310	293,073	203,984	185,117
Restricted investments in bank stock	2,813	2,766	3,065	2,732	4,383
Loans and leases	1,149,438	1,151,010	1,141,692	746,715	755,053
Allowance for loan losses	(14,202)	(12,884)	(11,671)	(10,017)	(9,747)
Premises and equipment, net	27,626	28,411	28,479	21,412	21,557
Life insurance cash surrender value	44,285	33,068	32,852	23,426	23,261
Goodwill and core deposit intangible	8,787	8,877	8,967	209	209
Other assets	18,997	27,707	40,275	15,074	14,431

Total assets	$1,699,510	$1,711,043	$1,801,530	$1,062,495	$1,009,927

Liabilities
Non-interest-bearing deposits	$407,496	$408,840	$414,918	$243,942	$192,023
Interest-bearing deposits	1,102,009	1,108,283	1,018,771	675,719	643,714
Total deposits	1,509,505	1,517,123	1,433,689	919,661	835,737
Short-term borrowings	-	-	152,791	-	37,839
FHLB advances	5,000	5,000	5,000	15,000	15,000
Other liabilities	18,335	27,309	52,890	15,694	14,516
Total liabilities	1,532,840	1,549,432	1,644,370	950,355	903,092

Shareholders' equity	166,670	161,611	157,160	112,140	106,835

Total liabilities and shareholders' equity	$1,699,510	$1,711,043	$1,801,530	$1,062,495	$1,009,927

Average Quarterly Balances:	Dec. 31, 2020	Sep. 30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019
Assets
Cash and cash equivalents	$116,964	$180,030	$184,692	$22,444	$15,048
Investment securities	363,728	322,875	246,879	189,081	187,171
Restricted investments in bank stock	2,826	2,763	3,159	3,434	3,738
Loans and leases	1,150,652	1,143,590	1,024,234	756,208	756,467
Allowance for loan losses	(13,085)	(11,814)	(10,222)	(9,960)	(9,600)
Premises and equipment, net	27,671	27,502	25,507	21,002	18,924
Life insurance cash surrender value	33,512	32,978	29,716	23,370	23,206
Goodwill and core deposit intangible	8,837	8,926	3,124	209	209
Other assets	17,059	18,682	17,462	13,764	15,947

Total assets	$1,708,164	$1,725,532	$1,524,551	$1,019,552	$1,011,110

Liabilities
Non-interest-bearing deposits	$408,623	$407,605	$348,275	$194,847	$194,313
Interest-bearing deposits	1,111,291	1,055,183	896,304	669,867	654,205
Total deposits	1,519,914	1,462,788	1,244,579	864,714	848,518
Short-term borrowings	-	78,056	102,652	16,174	27,160
FHLB advances	5,000	5,000	17,555	15,000	15,000
Other liabilities	19,051	19,462	17,624	14,891	14,773
Total liabilities	1,543,965	1,565,306	1,382,410	910,779	905,451

Shareholders' equity	164,199	160,226	142,141	108,773	105,659
Total liabilities and shareholders' equity	$1,708,164	$1,725,532	$1,524,551	$1,019,552	$1,011,110

FIDELITY D & D BANCORP, INC.

Selected Financial Ratios and Other Data

	Three Months Ended
	Dec. 31, 2020	Sep. 30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019
Selected returns and financial ratios
Basic earnings per share	$1.04	$1.00	$0.05	$0.69	$0.71
Diluted earnings per share	$1.03	$0.99	$0.05	$0.69	$0.71
Dividends per share	$0.30	$0.28	$0.28	$0.28	$0.28
Yield on interest-earning assets (FTE)*	3.53%	3.49%	3.77%	4.19%	4.26%
Cost of interest-bearing liabilities	0.36%	0.41%	0.57%	0.98%	1.10%
Cost of funds	0.26%	0.30%	0.42%	0.77%	0.86%
Net interest spread (FTE)*	3.17%	3.08%	3.20%	3.21%	3.16%
Net interest margin (FTE)*	3.28%	3.20%	3.34%	3.47%	3.45%
Return on average assets	1.20%	1.15%	0.07%	1.04%	1.06%
Return on average equity	12.53%	12.36%	0.71%	9.74%	10.19%
Return on average tangible equity*	13.25%	12.61%	0.73%	9.73%	10.21%
Efficiency ratio (FTE)*	56.68%	55.08%	82.28%	66.69%	65.38%
Expense ratio	1.26%	1.18%	2.27%	1.79%	1.75%

	Twelve Months Ended
	Dec. 31, 2020	Dec. 31, 2019
Basic earnings per share	$2.84	$3.06
Diluted earnings per share	$2.82	$3.03
Dividends per share	$1.14	$1.06
Yield on interest-earning assets (FTE)*	3.69%	4.34%
Cost of interest-bearing liabilities	0.53%	1.12%
Cost of funds	0.40%	0.87%
Net interest spread (FTE)*	3.16%	3.22%
Net interest margin (FTE)*	3.30%	3.52%
Return on average assets	0.87%	1.18%
Return on average equity	9.06%	11.49%
Return on average tangible equity*	9.40%	11.52%
Efficiency ratio (FTE)*	63.92%	63.11%
Expense ratio	1.58%	1.70%

Non-GAAP Measures	Three Months Ended		Twelve Months Ended
(dollars in thousands except per share data)	Dec. 31, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019
Net income	$5,172	$2,714	$13,035	$11,576
Merger-related expenses, net of income taxes	13	371	2,026	411
FHLB prepayment penalty, net of income taxes	-	-	380	-
Adjusted net income*	$5,185	$3,085	$15,441	$11,987
Adjusted basic earnings per share*	$1.04	$0.82	$3.37	$3.17
Adjusted diluted earnings per share*	$1.03	$0.81	$3.34	$3.14
Interest income adjustment to FTE*	$391	$192	$1,095	$750
Adjusted return on average assets*	1.21%	1.21%	1.03%	1.22%
Adjusted return on average tangible equity*	12.56%	11.58%	10.73%	11.90%

Other financial data	At period end:
(dollars in thousands except per share data)	Dec. 31, 2020	Sep. 30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019
Book value per share	$33.48	$32.47	$31.57	$29.53	$28.25
Tangible book value per share*	31.72	30.68	29.77	29.47	28.20
Equity to assets	9.81%	9.45%	8.72%	10.55%	10.58%
Allowance for loan losses to:
Total loans	1.27%	1.13%	1.04%	1.34%	1.29%
Non-accrual loans	3.77x	3.27x	2.74x	2.74x	2.65x
Non-accrual loans to total loans	0.33%	0.34%	0.37%	0.49%	0.49%
Non-performing assets to total assets	0.39%	0.41%	0.31%	0.45%	0.50%
Net charge-offs to average total loans	0.08%	0.08%	0.06%	0.02%	0.15%

Capital Adequacy Ratios
Total risk-based capital ratio	16.46%	16.39%	15.83%	15.80%	15.76%
Common equity tier 1 risk-based capital ratio	15.21%	15.14%	14.61%	14.55%	14.51%
Tier 1 risk-based capital ratio	15.21%	15.14%	14.61%	14.55%	14.51%
Leverage ratio	8.81%	8.90%	10.02%	10.37%	10.39%

*  See non-GAAP Financial Measures above.